Exhibit 21
                        PIONEER FINANCIAL SERVICES, INC.

     Subsidiary                                       Jurisdiction

 1.  Pioneer Life Insurance Company                   Illinois

 2.  Health and Life Insurance Company of America     Illinois

 3.  National Group Life Insurance Company            Illinois

 4.  Design Securities Corporation formerly           Delaware
     First Pioneer Equity Corporation

 5.  Pioneer Fire and Casualty Insurance Company      Pennsylvania

 6.  Administrators Service Corporation               Illinois

 7.  Association Management Corporation               Illinois

 8.  Network Air Medical Systems, Inc.                Illinois

 9.  National Benefit Plans, Inc.
     formerly National Group Holding
     Corporation                                      Delaware

10.  Design Benefit Plans, Inc.
     formerly National Group Marketing Corporation    Illinois

11.  Partners Health Group, Inc. formerly
     Union Capital Corporation                        Delaware

12.  National Marketing Specialists, Inc.             Delaware

13.  Target Ad Group, Inc. formerly National
     Benefit Finance Corporation, formerly Select
     Marketing Corporation                            Illinois

14.  Response Air Ambulance Network, Inc.             Illinois

15.  Direct Financial Services, Inc.                  Illinois

16.  Manhattan National Life Insurance Company        Illinois

17.  United Group Holdings, Inc.                      Nevada

18.  Continental Life & Accident Company              Illinois

19.  Continental Marketing Corporation
     of Illinois, Inc.                                Illinois

20.  Connecticut National Life Insurance Company      Illinois

21.  Preferred Health Choice, Inc.                    Illinois

22.  PL Holdings, Inc.                                Nevada

23.  Personal Healthcare, Inc.                        Delaware

24.  Universal Fidelity Life Insurance Company        Oklahoma

25.  SECURA Life Insurance Company                    Wisconsin

26.  Business Information Group, Inc.                 Illinois

27.  DBP of Nevada, Inc.                              Nevada

28.  Design Benefit Plans of Oregon, Inc.             Oregon

29.  Erie International Insurance Company, Inc.       Turks and Caicos Island

30.  Geneva International Insurance Company, Inc.     Turks and Caicos Island

31.  Healthscope, Inc.                                Illinois

32.  Independent Savers Pln, Inc.                     Illinois

33.  Integrated Networks, Inc.                        Illinois

34.  Markman International, L.L.C.                    Delaware

35.  MNL Marketing Corporation                        Ohio

36.  MNL Metro Re Company                             Arizona

37.  Nations Health Plan, Inc.                        Florida

38.  P/K Network, Inc.                                Illinois

39.  Pioneer Reinsurance Company                      Arizona

40.  Pioneer Savers Plan, Inc.                        Illinois

41.  United Life Holdings. Inc.                       Nevada